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                       [SERV-TECH LETTERHEAD]




                                  NEWS RELEASE



SERV-TECH CONTACTS:                           HYRDOCHEM CONTACT:
David P. Tusa                                 Dorothy Botnick
Senior Vice President,                        Manager, Corporate Communications
Finance & Administration                      713/462-2130, extension 4403
Pat Solis
Treasurer and Director, Investor Relations
713/644-9974


                      SERV-TECH ANNOUNCES LETTER OF INTENT
                            TO MERGE WITH HYDROCHEM

         HOUSTON, TEXAS ( April 26, 1996 ) -- Serv-Tech, Inc. (NASDAQ: STEC) announced today the signing of a letter of intent to merge with HydroChem Industrial Services, Inc. of Houston. HydroChem shareholders would be issued shares representing 55 percent of the total outstanding shares (including
Serv-Tech stock options) of a new entity formed for such purpose.   Serv-Tech
shareholders would receive shares representing 45 percent of the new entity. The transaction would be tax-free for shareholders of both companies.

         The letter of intent calls for both parties to negotiate and finalize a definitive merger agreement by July 1, 1996. Consummation of the merger will be subject to approval by the board of directors and shareholders of each company, and upon usual and customary conditions, including necessary regulatory approvals.

         HydroChem generated $156.5 million in revenue, $13.5 million in operating income, and $3.3 million in net income for the year-ended December 31, 1995.
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Serv-Tech revenues for the year-ended December 31, 1995, were $279.6 million.
Operating income was $6.5 million, while net income was $2.1 million.

         Spokesmen for the companies said they believe this merger would provide expanded market and service opportunities. The resulting synergy would create a stronger, broader-based company to respond to customer needs, provide greater growth opportunities for employees, and should substantially improve returns for shareholders.

         HydroChem Industrial Services, Inc. has offices throughout the United States and in Singapore. The company provides hydroblasting, chemical cleaning, vacuum, and other specialty industrial cleaning services to the petrochemical, refinery, utility, and pulp and paper industries.

         Through its offices in the United States and its international locations, Serv-Tech provides innovative specialty maintenance, engineering, construction, and environmental services and products to the hydrocarbon processing, oil production, food, power, and pulp and paper industries worldwide.